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                                                               Exhibit No. 16(a)


                                 CODE OF ETHICS
                                       OF
                              HOMESTEAD FUNDS, INC.
                             RE ADVISERS CORPORATION
                            RE INVESTMENT CORPORATION

                          EFFECTIVE SEPTEMBER 17, 1990
                           LAST AMENDED APRIL 18, 2003

I.       GENERAL STATEMENT OF POLICY.

This Code of Ethics (the "Code") deals with the securities transactions of certain officers, directors, and employees of Homestead Funds, Inc. (the "Corporation"), RE Advisers Corporation (the "Adviser"), and RE Investment Corporation (the "Distributor"). The Code has been developed in light of, and in compliance with, Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"). Rule 17j-1 requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent certain personnel from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of Rule 17j-1(b).

This Code is formulated by the Corporation, the Adviser, and the Distributor to address the fiduciary duty that their directors, officers, employees, and affiliates have to the Corporation's investors. The Corporation intends that all such personnel should not take inappropriate advantage of their positions and should conduct themselves in a manner to avoid actual or potential conflicts of interests and to meet their duty to at all times place the interests of the Corporation's investors first.

The Code is intended to provide guidance to such personnel in the conduct of their investments in order to eliminate the possibility of securities transactions occurring which place, or appear to place, such personnel in conflict with the interests of the Corporation's investors. The Corporation, the Adviser, and the Distributor have adopted policies and procedures to ensure compliance with the Code. In addition, the Adviser has adopted policies and procedures relating to the misuse of material non-public information, the so-called "insider trading" provisions under Section 204A of the Investment Advisers Act of 1940.

II.      RULE 17j-1.

General Antifraud Provisions. Rule 17j-1 under the 1940 Act provides that it is unlawful for any affiliated person of a registered investment company, or any affiliated person of such company's investment manager or principal underwriter in connection with any purchase or sale, directly or indirectly, by such person of a "security held or to be acquired" by such investment company, to engage in any of the following acts, practices or courses of business:

         a. employ any device, scheme, or artifice to defraud such investment company;

         b. make to such investment company any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;


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         c.       engage in any act, practice, or course of business which
operates or would operate as a fraud or deceit upon any such investment company; and

         d. engage in any manipulative practice with respect to such investment company.

III.     DEFINITIONS.

         a.       Access Person.  The term "access person" means:

                  i. any director (including an independent director), officer, general partner, or advisory person of the Corporation or the Adviser;

                  ii. any director, officer, or general partner of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of covered securities by the Corporation, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Corporation regarding the purchases or sale of covered securities.

         b. Advisory Person. The term "advisory person" of the Corporation or the Adviser means:

                  i. any employee of the Corporation or the Adviser (or of any company in a control relationship to the Corporation or the Adviser, for example, the Distributor or NRECA) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by the Corporation, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

                  ii. any natural person in a control relationship to the Corporation or the Adviser who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of covered securities by the Corporation.

         c. Beneficial Interest. The term "beneficial interest" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest will apply to all securities which an access person has or acquires. Generally, a person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, the names of his or her minor children who reside with him or her, and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments he or she directs or controls, whether the person lives with him/her or not. A person may also be regarded as having a beneficial interest in securities held in the name of another person (individual, partner, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding or relationship, he or she obtains or may obtain benefits from the securities substantially equivalent to those of ownership. A person does not derive a beneficial interest by virtue of serving as a trustee or executor unless he or she, or a member of his or her immediate family, has a vested interest in the income or corpus of the trust or estate.


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         d.       Control. The term "control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

         e. Covered Security. The term "covered security" shall have the same meaning as the term "security" set forth in Section 2(a)(36) of 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end management investment companies. "High quality short-term debt instrument" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

         f. Independent Director. The term "independent director" means a director of the Corporation who is not an "interested person" of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

         g. Initial Public Offering. The term "initial public offering" means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which , immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

         h.       Investment Personnel.  The term "investment personnel" means:

                  i. any employee of the Corporation or the Adviser (or of any company in a control relationship to the Corporation or the Adviser, for example, the Distributor or NRECA) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Corporation; and

                  ii. any natural person who controls the Corporation or the Adviser and who obtains information concerning recommendations made to the Corporation regarding the purchase or sale of securities by the Corporation.

         i. Limited Offering. The term "limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to Rule 504, 505, or 506 [17 C.F.R. 230.504, 230.505, or 230.506] under the
Securities Act of 1933.

         j. Portfolio Manager. The term "portfolio manager" means an access person who is entrusted with the direct responsibility and authority to make investment decisions on behalf of the Corporation.

         k. Purchase or Sale of a Covered Security. The term "purchase or sale of a covered security" includes, among other things, the writing of an option to purchase or sell a covered security.

         l. Research Analyst. The term "research analyst" means an access person who conducts securities research relating to the portfolios of the Corporation.


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         m.       Security Held or to be Acquired. The term "security held or to be acquired" by the Corporation means:

                  i. any covered security which, within the most recent 15 days:

                           (1)      is or has been held by the Corporation; or

                           (2) is being or has been considered by the Corporation or the Adviser for purchase by the Corporation; and

                  ii. any option to purchase or sell, and any security convertible into or exchangeable for, a covered security described in paragraph (i) of this section.

IV.      PERSONS TO WHOM THIS CODE IS APPLICABLE.

The Code applies to all "access persons" as defined above. Such access persons will be provided with a copy of this Code and informed of their duty to comply with its provisions.

V.       PROHIBITIONS.

         a. Unless exempted under Section VI below, no access person shall purchase or sell, directly or indirectly, any beneficial interest in a security which at the time of such purchase or sale is being purchased or sold (an order has been entered but not executed) on behalf of the Corporation.

         b. Investment personnel shall not purchase, directly or indirectly, any beneficial interest in any security sold as a part of an initial public offering of the security.

         c. Investment personnel shall not purchase, directly or indirectly, any beneficial interest in any security sold as part of a limited offering of the security without the prior approval of the Compliance Officer. Any investment personnel owning a beneficial interest in such securities shall disclose such ownership to the Corporation if any transaction of the Corporation in the shares or the issuer of the limited offering is contemplated. In such circumstances, the investment decision must be reviewed by investment personnel with no interest in the transaction.

         d. Investment personnel shall not accept gifts from any person or entity doing business with or on behalf of the Corporation, other than de minimis gifts or meals.

         e. Investment personnel shall not serve on the boards of directors of any publicly traded corporation, other than the Corporation, without the prior approval of the Compliance Officer.

         f. Unless exempted under Section VI below, investment personnel shall not profit from the sale and purchase, or purchase and sale within sixty
(60) calendar days, of any beneficial interest in the same or equivalent securities.


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         g.       Unless exempted under Section VI below, no portfolio manager or research analyst shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial interest within seven (7) calendar days of the purchase or sale by the Corporation of the security.

VI.      EXEMPTED TRANSACTIONS

         The prohibitions of Section V of the code shall not apply to:

         a. purchases or sales effected in any account over which an access person has no direct or indirect influence or control;

         b. purchases or sales which are nonvolitional on the part of the access person or the Corporation;

         c. purchases which are part of an automatic dividend reinvestment plan;

         d. purchases effected upon the exercise of rights issued pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         e. purchases or sales of securities made by a portfolio manager or research analyst within seven (7) days before the purchase or sale by the Corporation of the security that are determined by the Compliance Officer (i) to be made by the portfolio manager or research analyst without actual knowledge of the incipient purchase or sale by the Corporation, (ii) to be securities of highly capitalized companies that are widely traded, and (iii) to involve an amount of less than $20,000;

         f.       sales of securities made by investment personnel within sixty
(60) days of the purchase of the same or equivalent securities where it is determined by the Compliance Officer that the sale was not one of an ongoing series of short term sales and purchases and that the timing of the sales was not a part of a design to reap short term trading profits;

         g. the restrictions of Section V.a. shall not apply to any independent director who executes a securities transaction without actual knowledge that the Corporation has an outstanding buy or sell pending in the same security.

VII.     PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

         a. Every access person shall obtain prior approval from the Compliance Officer (or designated person) before purchasing or selling, directly or indirectly, any covered security in any account over which the access person has a beneficial interest. This requirement shall apply to an independent director only if the independent director has actual knowledge at the time of his purchase or sale that the Corporation was considering the purchase or sale of the covered security.

         b. Access persons are not required to preclear the following transactions:


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                  i.       purchases or sales of securities in any account
         managed on a discretionary basis by a person other than the access person and with respect to which such access person does not in fact influence or control the transactions;

                  ii. purchases which are part of an automatic dividend or distribution reinvestment plan;

                  iii. purchases caused by the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

                  iv. purchases or sales of securities caused by the exercise of an option to purchase or sell a security so long as the exercise of that option is nonvolitional on the part of the access person and the access person reports the details of the transaction to the Compliance Officer within three business days of the exercise of the option (this exception does not affect the requirement that the writing of an option to purchase or sell a security must be precleared).

VIII.    REPORTING REQUIREMENTS

         a.       Securities transactions

                  i. General Requirement to Report. Every access person shall submit a report ("Securities Transaction Report") to the Compliance Officer which contains the information described in Section VIII.a.iv. of this Code with respect to transactions in any security in which such access person has, or, by reason of such transaction, acquires any direct or indirect beneficial interest in the security or with respect to any security in which the individual has a beneficial interest at the time he becomes an access person.

                  ii.      Exemptions From Reporting Requirements.

                           (A) A person need not submit a Securities Transaction Report with respect to transactions offered for, and covered securities held in, any account over which the person has no direct or indirect influence or control.

                           (B) A director of the Corporation who is not an "interested person" of the Corporation within the meaning of Section 2(a)(19) of the Act [15 U.S.C. 80a-2(a)(19)], and who would be required to make a report solely by reason of being a director of the Corporation, need not make:

                                    (1) An initial holdings report or an annual holdings report.

                                    (2) A quarterly transaction report, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Corporation director, should have known that during the 15-day period immediately before or after the director's transaction in a covered security, the Corporation purchased or sold the covered


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                                    security, or the Corporation or the Adviser
                                    considered purchasing or selling the covered security.

                           (C) No access person shall be required to submit a Securities Transaction Report under this Code if such report would duplicate information recorded and filed with the Adviser pursuant to Rule 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940 (such as the Securities Transaction Report for the Adviser).

                  iii.     Time Period Within Which Reports Must Be Filed.

                           (A) An initial holdings report must be filed no later than 10 days after the person becomes an access person;

                           (B) Every quarterly Securities Transaction Report by an access person shall be made not later than ten
                           (10) calendar days after the end of the calendar quarter in which the transaction to which the Report relates was effected or in which the individual becomes an access person.

                  iv. Quarterly Reports. Every quarterly Securities Transaction Report shall contain the following information:

                           (A) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                           (B) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                           (C)  the price at which the transaction was effected;

                           (D) the name of the broker, dealer, bank with or through whom the transaction was effected;

                           (E) the interest rate and maturity date (if applicable); and

                           (F) the date that the report is submitted by the access person.

                           (G) if the access person during the quarter established a new account in which any securities were held for the direct or indirect benefit of the access person, provide:

                                    1)       The name of the broker dealer or
                                             bank with whom the access person
                                             established the account;

                                    2)       The date the account was
                                             established; and

                                    3)       The date that the report is
                                             submitted by the access person.


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                  v.       Initial Reports. Every initial holdings report shall
         contain the following information:

                           (A) the title and the number of shares, and the principal amount of each security in which the access person has any direct or indirect beneficial ownership on the date the person becomes an access person;

                           (B) the name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person;

                           (C) the date that the report is submitted by the access person.

                  vi. Annual Reports. Every annual holdings report shall contain the following information current as of a date no more than 30 days before the report is submitted:

                           (A) the title, number of shares and principal amount of each security in which the access person has any direct or indirect beneficial ownership;

                           (B) the name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person;

                           (C) the date that the report is submitted by the access person.

                  vii. Report Not an Admission of Beneficial Interest. Any such Securities Transaction Report may contain a statement that the Report shall not be construed as an admission by the person making such Report that he has any direct or indirect beneficial interest in the security to which the report relates.

         b. 1/2 of 1% Ownership Position Report. Every access person shall report immediately to the Compliance Officer the name of any publicly owned company (or any company anticipating a public offering of an equity security) and the total number of such company's shares beneficially owned by him if such ownership is more than 1/2 of 1% of the total outstanding shares of such company.

         c. Adverse Interests. Every access person shall report immediately to the Compliance Officer any beneficial interest of the access person in any party with which he deals on behalf of the Corporation.

         d. Broker Reports. All access persons shall direct their brokers to supply to the Compliance Officer duplicate copies of confirmations of all securities transactions beneficially owned by them when furnished to the access person and copies of all periodic statements of securities held. This shall not require a second set of duplicate copies from any access person already complying with NASD rules.


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         e.       Annual Certification. Each access person shall certify
annually that he or she is aware of, is subject to, and has complied with all of the requirements of this Code.

         f. Administration of Code of Ethics. The Corporation, the Adviser, and the Distributor must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code. No less frequently than annually, the Corporation, the Adviser, and Distributor must furnish to the Corporation's board of directors, and the board of directors must consider, a written report that:

                  i. describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

                  ii. certifies that the Corporation, the Adviser, and the Distributor have adopted procedures reasonably necessary to prevent access persons from violating the Code.

IX.      SANCTIONS

It shall be the responsibility of the Compliance Officer to identify all access persons who are required to make initial holdings reports and quarterly Securities Transactions Reports and must inform these access persons of their reporting obligation. It shall be the responsibility of the Compliance Officer to receive and maintain all reports submitted by an access person and to use reasonable diligence and institute procedures reasonably necessary to monitor the adequacy of such report and to otherwise prevent or detect violations of this Code. Upon discovering a material violation of this Code involving any access person, it shall be the responsibility of the Compliance Officer to report such violation to the Board of Directors of the Corporation. The Board of Directors may impose such sanctions against the access person determined to have violated this Code as such Board deems appropriate, including inter alia, forfeiture of profits made in the transaction, a letter of censure or suspension or termination of the employment, officership or directorship of the violator with the Corporation. No director shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

X.       RECORD RETENTION

The Corporation, on behalf of each series of the Corporation currently existing or created in the future, shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act, and shall be available for examination by the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

         a. Retention of Code. A copy of the Code that is in effect, or that at any time within the past five years was in effect, shall be preserved in an easily accessible place;


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         b.       Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

         c.       Copy of Reports.

                  i. A copy of each report made by an access person pursuant to this Code must be preserved for a period of not less than five (5) years from the end of the fiscal year in which such report is made, the first two (2) years in an easily accessible place; and

                  ii. A copy of each report required by Section VIII.f. of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         d. List of Access Persons. A list of all persons who are, or within the past five (5) years of business have been required to make reports pursuant to Rule 17j-1 and/or this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place; and

         e. Site of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 shall be kept at the offices of the Corporation.

         f. Record of Decisions. The Compliance Officer must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities for at least five years after the end of the fiscal year in which the approval is granted.

XI.      CONFIDENTIAL

All reports and other records required to be filed or maintained under this Code shall be treated as confidential.

XII.     INTERPRETATION OF PROVISIONS

The Board of Directors of the Corporation may, from time to time, adopt such interpretations of this Code as such Board deems appropriate.

XIII.    AMENDMENTS TO CODE

Any amendment to the Code shall be deemed an amendment to Section IV of this Code, effective thirty (30) calendar days after written notice of such amendment shall have been received by the Secretary of the Corporation, unless the Board expressly determines that such amendment shall become effective on an earlier date or shall not be adopted.




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I have read this Code of Ethics and understand it. I agree to comply fully with all of the above provisions.


Date:                               Signed:
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